Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

NeuroPace, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.001 par value per share, 2021 Equity Incentive Plan	Other(2)	1,252,287(3)	$4.74(2)	$5,935,840.38	.00011020	$654.13

Fees to be Paid	Equity	Common stock, $0.001 par value per share, 2021 Employee Stock Purchase Plan	Other(4)	250,457(5)	$4.02(4)	$1,006,837.14	.00011020	$110.96

	Total Offering Amounts				—	$6,942,677.52	—	$765.09

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$765.09

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of NeuroPace, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $4.74 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on February 23, 2023.

(3)

Represents 1,252,287 additional shares of Registrant’s common stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 5% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $4.02 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on February 23, 2023, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the 2021 ESPP.

(5)

Represents 250,457 additional shares of common stock reserved for issuance under, and which annual increase is provided for in, the 2021 ESPP that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year, (b) 1,160,000 and (c) a number of shares determined by the Registrant’s board of directors.